Exhibit 99.1

Newtek Business Services Corp. Reports Second Quarter 2022 Financial Results

Record SBA 7(a) Loan Fundings Increased by 112.8% in the Second Quarter of 2022 Over the Same Period Last Year

Boca Raton, Fla., August 3, 2022 - Newtek Business Services Corp. (“Newtek” or the “Company”) (Nasdaq: NEWT), an internally managed business development company (“BDC”), announced today its financial and operating results for three and six months ended June 30, 2022.

Barry Sloane, Chairman, President and Chief Executive Officer said, “We are very pleased to report our results for the second quarter 2022. We are proud to have been able to deliver what we believe are strong results that meet our earnings and dividends forecasts. Furthermore, we were able to grow SBA 7(a) loan fundings by 112.8%, to a record $200.6 million, and increase loan units funded by 154%, for the three months ended June 30, 2022. In addition, we funded $62.0 million of SBA 7(a) loans in July 2022. We are particularly proud because we believe that these record loan fundings were accomplished without reducing the credit quality of our borrowers; to the contrary, we believe that we tightened credit standards which resulted in a reduced approval-rate percentage of loans presented to the loan committee. Our year-over-year comparables across some of our metrics, however, were down, even though we posted strong results. We believe this decline was primarily attributable to the fact the first two quarters of 2021 earnings materially benefited from Paycheck Protection Program ("PPP") fee income. As previously stated, this PPP fee income is non-recurring, and has since been replaced with earnings from our core and growing business lines and activities. We firmly believe that our trajectory and growth will allow us to ultimately surpass the earnings achieved during the PPP and pandemic-affected environment, and that our business operations and strategy, including the pending acquisition of the National Bank of New York City ("NBNYC"), which remains subject to regulatory approvals, and becoming a publicly traded bank holding company, is occurring at an advantageous time."
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Second Quarter 2022 Financial Highlights

•Total investment income of $19.2 million for the three months ended June 30, 2022; a decrease of (47.5)% compared to total investment income of $36.6 million for the three months ended June 30, 2021. Second quarter 2021 total investment income included $25.5 million of fee income from the PPP which, as previously disclosed, is not recurring.
•Net investment income (loss) of $(2.3) million, or $(0.09) per share, for the three months ended June 30, 2022, which represents a (113.0)% decrease, on a per share basis, compared to net investment income of $15.5 million, or $0.69 per share, for the three months ended June 30, 2021. Second quarter 2021 net investment income included $25.5 million of fee income from the PPP which, as previously disclosed, is not recurring.
•Adjusted net investment income ("ANII")1 of $18.1 million, or $0.75 per share, for the three months ended June 30, 2022; a decrease of (37.5)%, on a per share basis, compared to ANII of $27.0 million, or $1.20 per

Exhibit 99.1
share, for the three months ended June 30, 2021. Second quarter 2021 ANII included $25.5 million of fee income from the PPP which, as previously disclosed, is not recurring.
•Debt-to-equity ratio of 1.31x at June 30, 2022; proforma debt-to-equity ratio was 1.15x after taking into account the sales of government-guaranteed portions of SBA 7(a) loans prior to June 30, 2022, which sales settled subsequent to the balance sheet date.
•Total investment portfolio increased by 8.8% to $757.1 million at June 30, 2022, from $696.1 million at June 30, 2021.
•Net asset value (“NAV”) of $394.5 million, or $16.31 per share, at June 30, 2022 compared to NAV of $16.38 per share at June 30, 2021.

2022 Financial Highlights For the Six Months Ended June 30, 2022

•Total investment income of $39.6 million for the six months ended June 30, 2022; a decrease of (44.5)% over total investment income of $71.3 million for the six months ended June 30, 2021 which included $49.7 million of fee income from the PPP, which, as previously disclosed, is not recurring.
•Net investment income (loss) of $(1.3) million, or $(0.05) per share, for the six months ended June 30, 2022, which represents a (103.6)% decrease, on a per share basis, compared to net investment income of $30.7 million, or $1.37 per share, for the six months ended June 30, 2021, which included $49.7 million of fee income from the PPP which, as previously disclosed, is not recurring.
•ANII1 of $35.3 million, or $1.46 per share, for the six months ended June 30, 2022; a decrease of (35.1)%, on a per share basis, compared to ANII of $50.5 million, or $2.25 per share, for the six months ended June 30, 2021, which included $49.7 million of fee income from the PPP which, as previously disclosed, is not recurring.
◦ANII of $1.46 per share for the six months ended June 30, 2022 was greater than the midpoint of our previously issued ANII forecast, for the six months ended June 30, 2022, of $1.40 per share to $1.50 per share.

Additional Second Quarter Highlights

•On June 1, 2022, at a special meeting of shareholders, Newtek shareholders overwhelmingly approved a proposal authorizing the Company’s Board of Directors to discontinue the Company’s election to be regulated as a BDC under the Investment Company Act of 1940, as amended (subject to certain regulatory approvals and closing conditions described in the Company’s Proxy Statement dated May 2, 2022) (the “Proposal”). As previously disclosed in a Form 8-K, 89% of the votes cast at the Special Meeting were in favor of the Proposal.

2022 Dividend Declarations & Payments

•On June 30, 2022, the Company paid a second quarter 2022 cash dividend of $0.75 per share to shareholders of record as of June 20, 2022, which represented a 7.1% increase over the second quarter 2021 dividend of $0.70 per share.
•The Company has paid and declared dividends totaling $1.40 per share for the first and second quarters of 2022, which represents a 16.7% increase over dividends paid in the first and second quarters of 2021.
•The Company forecasts paying a third quarter 2022 and fourth quarter 2022 total dividend in a range of $1.00 per share to $1.50 per share, which dividends are expected to be paid by December 31, 2022, subject to Board approval, and is currently forecasting a full year 2022 dividend of between $2.40 per share and $2.90 per share.2

Lending Highlights

•Newtek Small Business Finance, LLC (“NSBF”) funded a record $200.6 million of SBA 7(a) loans during the three months ended June 30, 2022; a 112.8% increase over the $94.3 million of SBA 7(a) loans funded for the three months ended June 30, 2021.

Exhibit 99.1
•NSBF funded a record $363.9 million in SBA 7(a) loans for the six months ended June 30, 2022, which represents an 83.2% increase over $198.6 million SBA 7(a) loan fundings for the six months ended June 30, 2021.
•NSBF funded $62.0 million SBA 7(a) loans during July 2022.
•NSBF forecasts funding approximately $750 million of SBA 7(a) loans for the full year 2022, which would represent a 33.8% increase over $560.6 million of SBA 7(a) loans funded in 2021.
•Newtek Business Lending ("NBL"), forecasts closing approximately $150 million SBA 504 loans for the full year 2022, which would represent a 66.5% increase over $90.1 million of SBA 504 closings in 2021.

Mr. Sloane continued, “We are exceptionally pleased with our quarterly and first half of 2022 performance, in particular given the market headwinds that publicly traded companies are facing, which are out of anyone's control. Our weighted average net gain-on-sale price for the second quarter 2022, which reflects lagging prime rate increases and other capital market pressures, decreased by 2.5% over the first quarter of 2022, however our core business operations were able to make up for the decline by NSBF funding 330 SBA 7(a) loan units in the second quarter 2022, compared to 130 SBA 7(a) loan units in the same period last year. Over our 24-year operating history, we believe that Newtek has demonstrated its ability to push itself through high-rate, low-rate, good credit and poor credit environments, and we believe that it has been able to outperform market participants and competitors. Being able to meet and exceed the midpoint of our ANII targets, even with a 2.5% reduction in weighted average net gain-on-sale pricing for the quarter, is evidence of such resilience. Moreover, we are pleased to report that our borrowers are currently above a 98% currency ratio in our accrual loan portfolio as of June 30, 2022, and remain confident in the manner in which we manage our relationships with our borrowers and work with them to offer the best business and finance solutions available in the market. In addition, I want to commend Newtek’s senior management team and all staff for being able to deliver these strong results while simultaneously positioning the Company for what we believe will be a transition into owning a federally chartered bank, NBNYC (subject to regulatory approvals and closing conditions), which we contracted to purchase slightly over one year ago, and converting Newtek into a bank holding company. We recently received what we believe is an overwhelming shareholder response at our special meeting of shareholders where 89% of Newtek’s shareholders voting at the meeting gave Newtek’s board of directors authorization to discontinue Newtek’s election as a BDC. I have a tremendous appreciation for all of the work our staff has done during the ongoing regulatory application process and to prepare for the closing of the NBNYC acquisition, while simultaneously working tirelessly to deliver above-average results to shareholders during one of the most challenging market environments we have experienced in the last decade. We continue to believe that the required regulatory approvals will be forthcoming within the third quarter of 2022.”

Mr. Sloane further commented, “In a separate press release, issued today, we forecasted our total dividends for the second half of 2022 in a range of $1.00 per share to $1.50 per share, which are expected to be paid by December 31, 2022, and out of taxable income as they always have been paid, subject to Board approval. Newtek has paid a total of $1.40 per share in dividends year to date through June 30, 2022, and we are currently forecasting a full year 2022 dividend of between $2.40 per share and $2.90 per share. We also provided the markets with an illustration of certain financial targets for Newtek for 2023 as a bank holding company, including from an earnings projection and capital-level basis, if we were to receive regulatory approvals and close the acquisition. This illustration can be found on our corporate website at www.newtekone.com in the ‘Investor Relations’ section under ‘Events and Presentations’ and is titled ‘July 2022 Illustration of the NBNYC Acquisition and Conversion of Newtek Business Services Corp. to a Bank Holding Company’. We would like to note that management is even more confident in its decision to acquire a bank and convert to a bank holding company given the change in climate for interest rates, commercial finance, quality spreads, and the hopeful and anticipated targets for capitalization and earnings."

Mr. Sloane concluded, “Through this new pending structure, in addition to lowering our cost of capital and supporting our overall growth, we believe our ability to deliver superior products as a bank holding company and bank, and satisfy our client’s needs, will be materially enhanced, helping us improve the business prospects of independent business owners through our technology-enabled bank in a significant way. We believe the process of acquiring NBNYC has illuminated how advanced our two-decade-long history of establishing people, processes, and technology is, and may allow us to unlock shareholder value by potentially creating joint ventures with, and licensing our technology to, other market participants and distributing our technology to other financial institutions, including but not limited to community banks, regional banks and credit unions,

Exhibit 99.1
which we believe could place us in an position to monetize our technological assets and processes. During our earnings conference call we will discuss the NewtekOne DashboardTM, which we will be positioning as “The Newtek AdvantageTM”, which we believe will allow us to offer our future banking clientele the relationships, analytics, software, and transactional capability that other banks simply do not offer. We will discuss this and our financial and operating results on our earnings conference call tomorrow morning at 8:30 am ET, along with what we believe are a plethora of opportunities ahead for our organization."

Second Quarter 2022 Conference Call and Webcast

A conference call to discuss second quarter 2022 results will be hosted by Barry Sloane, President, Chairman and Chief Executive Officer, and Nicholas Leger, Chief Accounting Officer, tomorrow, Thursday, August 4, 2022 at 8:30 a.m. ET.

Please note, to attend the conference call or webcast, participants should register online at http://investor.newtekbusinessservices.com/events-and-presentations. To receive a dial-in number, participants are requested to register one day in advance or at a minimum 15 minutes before the start of the call. The corresponding presentation will be available in the ‘Events & Presentations’ section of the Investor Relations portion of Newtek’s website at http://investor.newtekbusinessservices.com/events-and-presentations. A replay of the call with the corresponding presentation will be available on Newtek’s website shortly following the live presentation and will be available for a period of 90 days.

1Use of Non-GAAP Financial Measures - Newtek Business Services Corp. and Subsidiaries

In evaluating its business, Newtek considers and uses ANII as a measure of its operating performance. ANII includes short-term capital gains from the sale of the guaranteed portions of SBA 7(a) loans and conventional loans, and beginning in 2016, capital gain distributions from controlled portfolio companies, which are reoccurring events. The Company defines ANII as net investment income (loss) plus net realized gains recognized from the sale of guaranteed portions of SBA 7(a) loan investments, less realized losses on non-affiliate investments, plus the net realized gains on controlled investments, plus or minus the change in fair value of contingent consideration liabilities, plus loss on extinguishment of debt, plus or minus an adjustment for gains or losses on derivative transactions.

We do not designate derivatives as hedges to qualify for hedge accounting and therefore any net payments under, or fluctuations in the fair value of, our derivatives are recognized currently in our GAAP income statement. However, fluctuations in the fair value of the related assets are not included in our income statement. We consider the gain or loss on our hedging positions related to assets that we still own as of the reporting date to be “open hedging positions.” While recognized for GAAP purposes, we exclude the results on the hedges from ANII until the related asset is sold and/or the hedge position is “closed,” whereupon they would then be included in ANII in that period. These are reflected as “adjustment for realized gain/(loss) on derivatives” for purposes of computing ANII for the period. Management believes that excluding these specifically identified gains and losses associated with the open hedging positions adjusts for timing differences between when we recognize changes in the fair values of our assets and changes in the fair value of the derivatives used to hedge such assets.

The term ANII is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. ANII has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider ANII in isolation, or as a substitute for net investment income, or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, ANII does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools. The Company compensates for these limitations by relying primarily on its GAAP results supplemented by ANII. Reconciliation tables showing the adjustments made to net investment income to determine NII are attached to this press release.

Exhibit 99.1
2 Note Regarding Dividend Payments
Amount and timing of dividends, if any, remain subject to the discretion of the Company's Board of Directors. The Company's Board of Directors expects that it will maintain its status as a BDC and regulated investment company ("RIC") in the near term, and therefore expects to maintain a dividend policy with the objective of making quarterly distributions in an amount that approximates 90 - 100% of the Company's annual taxable income. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year.

Newtek Business Services Corp., Your Business Solutions Company®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business and financial solutions under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB relationships across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.

Newtek® and Your Business Solutions Company®, are registered trademarks of Newtek Business Services Corp.

Note Regarding Forward Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” “goal” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, include our ability to close the pending acquisition of the National Bank of New York City (the “Transaction”), obtain required regulatory approvals for the pending Transaction, the timing of the closing of the Transaction, the timing of the Company’s discontinuance from regulation as a BDC under the 1940 Act, projections concerning or considering the pending Transaction, the timing of our our ability to originate new investments, achieve certain margins and levels of profitability, the availability of additional capital and the ability to maintain certain debt to asset ratios, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (In Thousands, except for Per Share Data)
	June 30, 2022	December 31, 2021
ASSETS	(Unaudited)
Investments, at fair value
SBA unguaranteed non-affiliate investments (cost of $470,399 and $431,970, respectively; includes $312,677 and $344,266, respectively, related to securitization trusts)	$459,981	$424,417
SBA guaranteed non-affiliate investments (cost of $26,595 and $65,728, respectively)	28,192	72,970
Controlled investments (cost of $165,273 and $157,289, respectively)	267,924	260,398
Non-control investments (cost of $1,000 and $1,000, respectively)	1,000	1,000
Total investments at fair value	757,097	758,785
Cash	4,165	2,397
Restricted cash	121,861	184,463
Broker receivable	78,721	44,537
Due from related parties	841	4,395
Servicing assets, at fair value	31,820	28,008
Right of use assets	6,695	7,310
Other assets	25,097	26,666
Total assets	$1,026,297	$1,056,561

LIABILITIES AND NET ASSETS
Liabilities:
Bank notes payable	$127,414	$50,000
2024 Notes (par: $38,250 and $38,250 as of June 30, 2022 and December 31, 2021)	37,790	37,679
2025 6.85% Notes (par: $0 and $15,000 as of June 30, 2022 and December 31, 2021)	—	14,545
2025 5.00% Notes (par: $30,000 and $0 as of June 30, 2022 and December 31, 2021)	29,187	—
2026 Notes (par: $115,000 and $115,000 as of June 30, 2022 and December 31, 2021)	112,487	112,128
Notes payable - Securitization trusts (par: $207,582 and $249,750 as of June 30, 2022 and December 31, 2021)	204,690	246,250
Notes payable - related parties	200	11,450
Due to related parties	855	1,490
Lease liabilities	8,323	9,056
Deferred tax liabilities	12,793	12,733
Due to participants	83,050	146,225
Derivative instruments	—	183
Accounts payable, accrued expenses and other liabilities	14,976	10,935
Total liabilities	631,765	652,674

Commitment and contingencies
Net assets:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 200,000 shares, 24,187 and 24,159 issued and outstanding, respectively)	480	483
Additional paid-in capital	368,934	367,663
Accumulated undistributed earnings	25,118	35,741
Total net assets	394,532	403,887
Total liabilities and net assets	$1,026,297	$1,056,561
Net asset value per common share	$16.31	$16.72

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Thousands, except for Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Investment income
From non-affiliate investments:
Interest income - PPP loans	$—	$25,512	$—	$49,720
Interest income - SBA 7(a) loans	8,032	6,248	15,111	12,197
Servicing income	3,175	2,787	6,356	5,527
Other income	2,368	1,269	3,947	2,383
Total investment income from non-affiliate investments	13,575	35,816	25,414	69,827
From non-control investments:
Interest income	—	124	—	248
Dividend income	21	21	43	47
Total investment income from non-control investments	21	145	43	295
From controlled investments:
Interest income	670	576	1,334	1,109
Dividend income	4,960	51	12,784	51
Total investment income from controlled investments	5,630	627	14,118	1,160
Total investment income	19,226	36,588	39,575	71,282
Expenses:
Salaries and benefits	4,499	5,926	9,608	10,376
Interest	5,828	4,968	10,495	10,040
Depreciation and amortization	60	79	123	164
Professional fees	1,512	859	2,813	2,047
Origination and loan processing	1,882	2,998	4,336	5,969
Origination and loan processing - related party	5,239	4,510	9,268	7,653
Loss on extinguishment of debt	417	—	417	955
Other general and administrative costs	2,043	1,706	3,796	3,341
Total expenses	21,480	21,046	40,856	40,545
Net investment income (loss)	(2,254)	15,542	(1,281)	30,737
Net realized and unrealized gains (losses):
Net realized gain on non-affiliate investments - SBA 7(a) loans	19,891	11,414	35,186	18,807
Net realized gain on derivative transactions	—	—	445	—
Net unrealized appreciation (depreciation) on SBA guaranteed non-affiliate investments	(4,917)	(1,983)	(5,645)	2,410
Net unrealized appreciation (depreciation) on SBA unguaranteed non-affiliate investments	(872)	198	(2,862)	1,585
Net unrealized appreciation (depreciation) on controlled investments	1,566	(7,920)	(458)	(5,545)
Change in deferred taxes	886	1,356	(57)	723
Net unrealized appreciation (depreciation) on non-control investments	—	(3)	—	524
Net unrealized appreciation (depreciation) on derivative transactions	—	(37)	183	(37)
Net unrealized depreciation on servicing assets	(781)	(1,193)	(2,340)	(1,706)
Net realized and unrealized gains	$15,773	$1,832	$24,452	$16,761

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Thousands, except for Per Share Data)

Net increase in net assets resulting from operations	$13,519	$17,374	$23,171	$47,498
Net increase in net assets resulting from operations per share	$0.56	$0.77	$0.96	$2.12
Net investment income (loss) per share	$(0.09)	$0.69	$(0.05)	$1.37
Dividends and distributions declared per common share	$0.75	$0.70	$1.40	$1.20
Weighted average number of shares outstanding	24,157	22,524	24,156	22,431

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES-
ADJUSTED NET INVESTMENT INCOME RECONCILIATION:

	Six months ended		Six months ended
(in thousands, except per share amounts)	June 30, 2022	Per share	June 30, 2021	Per share
Net investment income (loss)	$(1,281)	$(0.05)	$30,737	$1.37
Net realized gain on non-affiliate investments - SBA 7(a) loans	35,186	1.46	18,807	0.84
Adjustment for realized gain on derivatives (1)	1,010	0.04	—	—
Loss on debt extinguishment	417	0.02	955	0.04
Adjusted Net investment income	$35,332	$1.46	$50,499	$2.25
Note: Amounts may not foot due to rounding

(1)The following is a reconciliation of GAAP net realized gain/(loss) on derivative transactions to our adjustment for realized gain/(loss) on derivatives on closed transactions presented in the computation of ANII in the preceding tables:

	Six months ended		Six months ended
(in thousands, except per share amounts)	June 30, 2022	Per share	June 30, 2021	Per share
Net realized gain on derivatives	$445	$0.02	$—	$—
Hedging realized adjustment on hedging positions closed during current period	565	0.02	—	—
Adjustment for realized gain on derivatives	$1,010	$0.04	$—	$—
Note: Amounts may not foot due to rounding

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES-
ADJUSTED NET INVESTMENT INCOME RECONCILIATION:

	Three months ended		Three months ended
(in thousands, except per share amounts)	June 30, 2022	Per share	June 30, 2021	Per share
Net investment income (loss)	(2,254)	(0.09)	$15,542	$0.69
Net realized gain on non-affiliate investments - SBA 7(a) loans	19,891	0.82	11,414	0.51
Loss on debt extinguishment	417	0.02	—	—
Adjusted Net investment income	$18,054	$0.75	$26,956	$1.20
Note: Amounts may not foot due to rounding

Exhibit 99.1
NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
DEBT-TO-EQUITY RATIO - ACTUAL AT JUNE 30, 2022

(in thousands):
Actual Debt-to-Equity Ratio at June 30, 2022
Total senior debt	$518,446
Total equity	$394,532
Debt-to-equity ratio - actual	1.31x

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
DEBT-TO-EQUITY RATIO - PROFORMA AT JUNE 30, 2022

(in thousands):
Broker receivable, including premium income receivable	$78,721
Less: realized gain on sale included in broker receivable	(6,589)
Broker receivable	72,132

90% advance rate on SBA guaranteed non-affiliate portions of loans sold, not settled	$64,919

Proforma debt adjustments at June 30, 2022:
Total senior debt	$518,446
Proforma adjustment for broker receivable	(64,919)
Total proforma debt	$453,527

Proforma Debt-to-Equity ratio at June 30, 2022:
Total proforma debt	$453,527
Total equity	$394,532
Debt-to-equity ratio - proforma	1.15x